EXHIBIT 10.2

Third Extension to the Option to Enter into a Joint Venture

This Third Extension to the Option to Enter a Joint Venture (“Extension”) dated September 15, 2014 is granted by C.S. Analytics, LLC (“CSA”) as Optionor and Greenplex Services, Inc. (“GSI”)as Optionee.

Recitals

CSA and GSI entered into an Extension to the Option to Enter into a Joint Venture on May 24, 2014 which expired July 31, 2014. Both parties wish to extend the option period until October 01, 2014

NOW, THEREFORE, the parties covenant and agree as follows:

1.

Extension Fee: The Extension Fee (“Fee”) shall be Forty Thousand Dollars ($40,000) due and payable upon execution of this agreement. The Fee will be non-refundable and will be deemed earned at the time of the payment. In the event that GSI properly exercises the option as provided for in the Option Agreement, the Fee will be deemed to be part of the capital contribution by GSI.

2.

Expiration Date: This Extension shall expire at 5 P.M. PDT on October 01, 2014 and shall no longer have any force and effect.

All other terms and conditions of the Option Agreement shall remain unchanged.

IN WITNESS WHEREOF, the Parties have executed this Extension as of the day and year first written above.

C.S. Analytics, LLC

Greenplex Services, Inc.

By:  /s/  Mathew Haskin

By:   /s/ Victor T. Foia

Matthew Haskin

Victor T. Foia

Managing Member

CEO